UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2014

TRANS WORLD ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

38 Corporate Circle,

Albany, New York 12203

(Address of principal executive offices)

(518) 452-1242

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On September 3, 2014, Trans World Entertainment Corporation (the “Company”) announced that it had appointed Michael Feurer as Chief Executive Officer, effective October 13, 2014 (the “Effective Date”). Mr. Feurer, age 44, spent 9 years at Coldwater Creek, a specialty retailer, from 2001 through 2010, in various positions, including Senior Vice President Merchandising and Merchandising Operations from 2008 to 2010. In 2010, Mr. Feurer left Coldwater Creek to pursue a number of potential opportunities. More recently he served as President and Chief Executive Officer of Vanity Stores, a specialty retailer, from 2012 to 2014.

Mr. Feurer has no family relationships with any of the executive officers or directors of the Company, and there were no arrangements or understandings between Mr. Feurer and any other person pursuant to which he was selected as Chief Executive Officer. There have been no related party transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company or any of its subsidiaries was or is to be a participant, in which Mr. Feurer had, or will have, a direct or indirect material interest.

The Company and Mr. Feurer entered into an employment agreement on August 27, 2014 outlining the terms of his employment. In connection with his appointment as the Company’s Chief Executive Officer, Mr. Feurer will receive an initial base salary of $635,000 (“Base Salary”) and a signing bonus of $100,000. His employment will be on an at will basis. For fiscal year 2015, Mr. Feurer will be eligible for an annual bonus under the Company’s bonus plan, with a target of 100% of his Base Salary. He will also receive equity having a fair value of not less than $430,000 for achieving target EBITDA. Fifty percent (50%) of the equity portion will be payable in stock options and 50% will be payable in restricted stock units. For later years, his bonus targets will be determined by the Compensation Committee, after consultation with the Executive, in an amount that provides the Executive with an opportunity to earn total compensation at or above a median total compensation benchmark for the Executive’s position as deemed appropriate by the Compensation Committee.

On his start date, Mr. Feurer will be granted options to purchase 300,000 shares of Company common stock, with an exercise price equal to the closing market price of the Company’s common stock on The NASDAQ Stock Market on the Effective Date. 100,000 of such options will be vested and exercisable on the Effective Date. The remaining shares will vest ratably over two years, subject to his continued employment on each such date. In addition, Mr. Feurer will be granted an award of 200,000 restricted stock units which will vest in four equal installments on each anniversary of the Effective Date, subject to his continued employment on each such date. These awards will be granted under the Company’s 2005 Long Term Incentive Award and Share, as Amended and Restated.

Mr. Feurer will be eligible to participate in the Company’s group health insurance, group life insurance, and 401(k) plans in accordance with their terms. He will also be provided with relocation benefits.

In the event his employment is terminated by the Company without cause (as defined) prior to the first anniversary of the Effective Date of the agreement, Mr. Feurer will be eligible for severance benefits for twenty four months and if such termination is after the first anniversary of the Effective Date, the severance benefits will be for eighteen months. In either case, compensation received through other employment will offset the severance pay. Mr. Feurer also agreed to a confidentiality covenant.

The foregoing summary of Mr. Feurer’s employment agreement is qualified by reference to the actual terms of his employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On September 3, 2014, the Company issued a press release announcing the appointment of Mr. Feurer as Chief Executive Officer of the Company, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8−K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

10.1	Employment Agreement with Michael Feurer, dated as of August 27, 2014.

99.1	Press Release of Trans World Entertainment Corporation dated September 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2014	TRANS WORLD ENTERTAINMENT CORPORATION

	By:	/s/ John Anderson
Name: John Anderson
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Employment Agreement with Michael Feurer, dated as of August 27, 2014.

99.1	Press Release of Trans World Entertainment Corporation dated September 3, 2014.